XL CAPITAL PRINCIPAL PARTNERS I, L.L.C.
By:  XL Capital Partners
Corporation*

By: /s/ Fiona E. Luck


*XL Capital Partners
Corporation, a Cayman Islands corporation, is the General Partner for XL
Capital Partners I, L.P., and XL
Principal Partners I, L.P. which are
the Managing Members of
XL Capital Principal Partners I, L.L.C.